Exhibit 99.1

Greenwave Announces Receipt of a Staff Determination Letter from Nasdaq and That it Will Seek a Hearing & Continued Listing

(Chesapeake, VA) November 20, 2025 – Greenwave Technology Solutions, Inc. (“Greenwave” or the “Company”) (Nasdaq: GWAV), an operator of metal recycling facilities in Virginia, North Carolina, and Ohio, today announced that, on November 18, 2025, the Company received a Staff Determination Letter (the “Staff Determination Letter”) from the Nasdaq Listing Qualifications Staff (the “Staff”) based on the Company’s non-compliance with Nasdaq Listing Rule 5250(c)(1) (the “Filing Rule”), as previously notified by the Staff on May 23, 2025, and August 22, 2025. The basis for the Staff Determination Letter is that the Company has not yet filed its Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025, with the Securities and Exchange Commission (the “SEC”).

The Company filed its Quarterly Report on Form 10-Q for the period ended March 31, 2025 on November 19, 2025 and is actively working towards the filing of the Quarterly Reports on Form 10-Q for the periods ended June 30, 2025 and September 30, 2025 to ensure full compliance with the Filing Rule.

The Staff Determination Letter noted that, after the Staff’s review of the materials submitted by the Company on September 5, 2025, it granted the Company an exception until November 17, 2025 (the “Exception Deadline Date”) to regain compliance with the Filing Rule. It further stated that since the Company failed to file the its Quarterly Reports on Form 10-Q for the periods ended March 31, 2025 and June 30, 2025 by the Exception Deadline Date and failed to file its Quarterly Report on Form 10-Q for the period ended September 30, 2025 by its due date, the trading of the Company’s securities will be suspended from the Nasdaq at the opening of business on November 28, 2025 unless the Company requests an appeal of this determination by November 25, 2025. The Staff Determination Letter has no immediate effect and will not immediately result in the suspension of trading or delisting of the Company’s securities.

The Staff Determination Letter notified the Company that it may appeal the Staff’s determination by requesting a hearing before a Nasdaq Hearings Panel (“Hearings Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. A request for a hearing regarding one or more delinquent filings will automatically stay the suspension of the Company’s securities for a period of at least 15 calendar days from the date of the hearing request. By Nasdaq rule, when a company requests a hearing for one or more late SEC periodic public filings, it may also request an extension of the stay pending the hearing date and subsequently during any additional extension period granted by a Hearings Panel following the hearing. Hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request. The Company intends to timely submit a request for a hearing including a stay of the suspension of the Company’s securities pending the hearing and the Hearings Panel’s decision. There can be no assurance that the Hearings Panel will grant any of the Company’s requests for additional time.

About Greenwave

Greenwave Technology Solutions, Inc., through its wholly owned subsidiary Empire Services, Inc., is an operator of 13 metal recycling facilities in Virginia, North Carolina, and Ohio. The Company’s recycling facilities collect, classify, and process raw scrap metal (ferrous and nonferrous) and implement several unique technologies to increase metal processing volumes and operating efficiencies, including a downstream recovery system and cloud-based ERP system.

Steel is one of the world’s most recycled products with the ability to be re-melted and re-cast numerous times. Recycling steel provides key environmental benefits over virgin metals, including reduced energy use, lower CO2 emissions, lower waste, and conserving natural resources. The Company’s customers include large corporations, industrial manufacturers, retail customers, and government organizations. The Company plans to aggressively expand its footprint of locations by acquiring independent, profitable scrap yards in the coming months. For more information, please visit www.GWAV.com.

Forward-looking Statements

The Company cautions you certain of the statements in this press release may represent “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: that there can be no assurance that the Company will comply with Nasdaq Listing Rules during any compliance period or otherwise in the future; that there can be no assurance that the Company will otherwise meet Nasdaq compliance standards for continued listing on the Nasdaq Capital Market; that there can be no assurance that Nasdaq will grant the Company any relief from delisting as necessary or whether the Company can agree to or ultimately meet applicable Nasdaq requirements for any such relief; and other risk factors described from time to time in the Company’s Forms 10-K, Forms 10-Q, and Form 8-K reports (including all amendments to those reports).

Contact Info:

(800) 490-5020

Info@GWAV.com